UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 21, 2018

SECOND SIGHT MEDICAL PRODUCTS, INC.
(Exact Name of Registrant as Specified in Its Charter)

California
(State or Other Jurisdiction of Incorporation)

333-198073	02-0692322
(Commission File Number)	(IRS Employer Identification No.)

12744 San Fernando Road, Suite 400 Sylmar, California 91342

(Address of Principal Executive Offices)

(818) 833-5000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Thomas B. Miller and Appointment of John T. Blake as Chief Financial Officer.

On March 21, 2018, Second Sight Medical Products, Inc. (the “Company”) and John T. Blake entered into an at-will Executive Employment Agreement (“Employment Agreement”) pursuant to which the Company appointed Mr. Blake as Chief Financial Officer. Mr. Blake succeeds Thomas B. Miller, who has served as Chief Financial Officer since 2014. Mr. Miller submitted his resignation in June 2017 to pursue other opportunities, but agreed to remain Chief Financial Officer of the Company until his successor was named. Mr. Blake’s start date at the Company is March 26, 2018.

Mr. Blake, age 41, joins the Company from aTyr Pharma, a publicly-traded biotechnology company, having served as the Senior Vice President, Finance from February 2017 to March 2018, Vice President, Finance from October 2015 to February 2017 and Senior Director Finance and Controller from March 2015 to October 2015. Mr. Blake served as the Director, Financial Planning and Analysis of Volcano Corporation, a publicly-traded medical device company, from March 2010 to March 2015 and as the SEC Reporting Manager from November 2008 to March 2010. Mr. Blake is a Certified Public Accountant, holds a Bachelor of Business Administration from National University and is a Beta Gamma Sigma scholar at Marshall School of Business at the University of Southern California. Mr. Blake also completed the High Potentials Leadership Program at Harvard Business School and Strategic Financial Leadership Program at Stanford Graduate School of Business.

The Company has agreed to pay Mr. Blake an annual salary of $300,000. Mr. Blake will also be entitled to receive annual performance bonuses up to 35% of his salary. The bonuses will be based on performance standards and goals to be met by Mr. Blake in amounts and on terms established by the Company’s Board of Directors. The Company will grant Mr. Blake an option to purchase 500,000 shares of Company’s common stock under the Company’s equity incentive plan. The per share exercise price of the options will be based on the closing price of Company’s stock on Nasdaq on March 26, 2018, which was $1.97 per share. The options will vest twenty five percent (25%) on the first anniversary of the grant date, and thereafter in twelve equal installments of six and one quarter percent (6.25%) on the next twelve quarterly anniversaries of the grant date. In addition to reasonable commuting costs and other perquisites available to senior executives, the Company has agreed to reimburse Mr. Blake’s prior employer for certain expenses relating to his MBA tuition not to exceed $100,000. In the event Mr. Blake voluntarily terminates his employment with the Company without good reason or if he is terminated for cause within the first 36 months of employment some or all of the amount paid may be clawed back by the Company.

Either of the Company or Mr. Blake may terminate employment at any time. Under the Employment Agreement, if the Company terminates Mr. Blake without cause, as defined within that agreement, he will be entitled to receive severance consisting of (i) his salary for a period of 12 months following such termination, (ii) annual target cash incentive bonus, in effect on the date of the of separation from the Company and (iii) an amount equal to a prorated portion of his target annual bonus for the portion of the calendar year completed prior to the termination date, and shall also pay Executive any amount equal to up to 12 months on an after-tax basis, of the portion of the Executive’s applicable Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA). Severance payments, if any, made to Mr. Blake will be in addition to any other benefits earned by him or to which he may be entitled prior to such termination without cause including pro-rated bonus. In the event Mr. Blake’s employment is terminated for cause, he will not be entitled to any severance payments, except compensation or other benefits which have already vested or been earned as of the termination date for cause unless payment of such compensation or benefits is expressly prohibited by the terms of any plan, program or agreement governing such compensation or benefits. The foregoing description of the Employment Agreement is an outline description of terms and other provisions contained in that agreement. In all respects that description is qualified in its entirely by reference to the Employment Agreement attached hereto as Exhibit 10.1 and which is incorporated herein by reference.

There is no family relationship between Mr. Blake and the Company’s officers and directors. Other than the employment terms described above, Mr. Blake and the Company have not entered into any transaction, nor is any transaction proposed, which would require disclosure pursuant to Item 404(a) of Regulation S-K.

ITEM 8.01 Other Events

On March 22, 2018, the Company issued a press release disclosing departure of Mr. Miller and appointment of Mr. Blake as Chief Financial Officer. A copy of our press release entitled “Second Sight Appoints John T. Blake Chief Financial Officer” is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Executive Employment Agreement dated March 21, 2018 between Second Sight Medical Products, Inc. and John T. Blake
99.1	Press Release issued March 22, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 26, 2018

SECOND SIGHT MEDICAL PRODUCTS, INC.

/s/ Will McGuire

By: Will McGuire

Chief Executive Officer